Exhibit 99.1

The Scotts Miracle-Gro Company

ScottsMiracle-Gro Provides Update on Fiscal 2023 Second Quarter;
Announces Nate Baxter Joining Executive Team

MARYSVILLE, Ohio, April 10, 2023 - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced that it anticipates achieving a net leverage ratio comfortably below the credit facility covenant of 6.5 times for its fiscal 2023 second quarter.

The Company expects final Q2 net leverage in the range of 6.0, reflecting the disciplined approach to cost control, focus on improved efficiencies and initiatives to engage consumers early in the lawn and garden season are contributing to improvements in its overall financial position. The Company will announce full second-quarter results on Wednesday, May 3, 2023, when it will hold its quarterly earnings call.

“I’m proud of what we’ve accomplished this fiscal year and the positive direction we are heading,” said Jim Hagedorn, chairman and CEO. “While the past eight months have been challenging, a tremendous amount of work continues to be undertaken to improve the financial and operating performance of ScottsMiracle-Gro.

“Many people have played a role, starting with our associates and extending to our Board of Directors, banks and retail partners. I want to express my gratitude for all those involved and especially for the support of our shareholders. I look forward to providing a detailed financial update on May 3.”

In addition, the Company announced that Nate Baxter, 50, an executive leader with extensive management experience, will join the Company on April 28, 2023, as executive vice president, technology & operations, reporting to President and COO Mike Lukemire. Baxter will oversee research and development, information technology, regulatory, quality and environmental health and safety. He most recently was president of TEL U.S., a subsidiary of Tokyo Electron Ltd., a Japanese manufacturer of semiconductor and flat panel manufacturing equipment. In nearly 16 years with TEL, he held positions in development, production, sales and marketing. Prior to TEL, he worked 10 years with Intel Corporation in technology, supply chain, strategy and management. He has undergraduate degrees in physics from Rollins College and materials engineering from Georgia Institute of Technology and a masters in materials science from Georgia Institute of Technology. Baxter is a member of the Hagedorn Partnership, L.P, which owns approximately 25 percent of the Company’s common shares.

“Nate brings a wealth of experience that goes far beyond his track record in the technology sector,” Hagedorn said. “He will provide important perspectives in areas ranging from strategy and operations to product development. As a member of the Hagedorn Partnership, he knows our Company and industry well. His addition - along with the December appointment of CFO Matt Garth - reflects how we are strengthening the team with next-generation leaders capable of making an immediate impact.”

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at
www.scottsmiraclegro.com.

Contact
Aimee DeLuca
Sr. Vice President
Investor Relations
(937) 578-5621